Exhibit 2.1
SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of February 7, 2007, is by and among United National Film Corporation, a Nevada corporation (the “Parent”), Universe Faith Group Limited, a British Virgin Islands company (the “Company”), and Fame Good International Limited, a British Virgin Islands company and the sole stockholder of the Company (the “Stockholder”).

BACKGROUND

The Company has 10,000 issued shares (the “Company Stock”), all of which are held legally and beneficially by the Stockholder. The Stockholder desires to transfer all of its shares of Company Stock to Parent in exchange for 17,912,446 newly issued shares (the “Shares”) of common stock, par value $0.0001 per share, of Parent (the “Parent Stock”).

The exchange of Company Stock for Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 (the “Code”), as amended or such other tax free reorganization exemptions that may be available under the Code.

The Board of Directors of Parent and of the Company have determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

ARTICLE I
EXCHANGE OF SHARES

SECTION 1.01. Exchange by Stockholder. At the Closing (as defined in Section 1.02), the Stockholder shall sell, transfer, convey, assign and deliver to Parent 100% of the Company Stock held by it, free and clear of all Liens (as defined below), in exchange for the issuance to it of the Shares of Parent Stock.

SECTION 1.02. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on the date hereof (the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

SECTION 2.01. Good Title. The Stockholder is the legal and beneficial owner, and has good title to its Company Stock, with the right and authority to sell and deliver such Company Stock. Upon delivery of a duly executed share transfer form and any certificate or certificates in respect of the Company Stock, and following approval of the transfer of Company Stock by the board of directors of the Company and upon registering of Parent as the new owner of such Company Stock in the share register of the Company, Parent will receive good title to such Company Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02. Organization. The Stockholder is duly incorporated and validly existing as a company under the laws of the British Virgin Islands.

SECTION 2.03. Power and Authority. The Stockholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Stockholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with the terms hereof.

SECTION 2.04. No Conflicts. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”), except for such consents received prior to the date hereof; (ii) will not violate any Laws applicable to such Stockholder and (iii) will not violate or breach any contractual obligation to which such Stockholder is a party.

SECTION 2.05. No Finder’s Fee. With the exception of fees owed to 1st BridgeHouse Securities, LLC, the Stockholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

SECTION 2.06. Purchase Entirely for Own Account. The Parent Stock proposed to be acquired by the Stockholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling or otherwise distributing the Parent Stock, except in compliance with applicable securities laws.

SECTION 2.07. Available Information. The Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Parent.

SECTION 2.08. Non-Registration. The Stockholder understands that the Parent Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder’s representations as expressed herein.

SECTION 2.09. Restricted Securities. The Stockholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Stockholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering. The Stockholder further acknowledges that if the Parent Stock is issued to the Stockholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Stockholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.10. Legends. It is understood that the Parent Stock will bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION.

The Parent Stock will also bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as set forth in the Company Disclosure Letter (as defined below) (and regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty), dated as of the date of this Agreement, from the Company to the Parent, which Company Disclosure Letter incorporates by reference all of the disclosure contained in that certain Due Diligence Report, dated December 15, 2006, issued by Global Law Firm and delivered to Parent, relating to the Company’s subsidiaries (the “Company Disclosure Letter”):

SECTION 3.01. Organization, Standing and Power. Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the memorandum and articles of association of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments of each Company Subsidiary, in each case as amended through the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests.

(a) The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. Except as specified in the Company Disclosure Letter, all the outstanding shares of capital stock or equity investments of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are, as of the date of this Agreement, owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

(b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure. The authorized share capital of the Company consists of 50,000 ordinary shares, of which 10,000 ordinary shares are issued and outstanding, all of which are held legally and beneficially by the Stockholder. Except as set forth above, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as specified in the Company Disclosure Letter, the Company is the sole legal and beneficial owner of all of the issued shares of each Company Subsidiary, either directly or indirectly. All outstanding shares of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. Except as set forth in this section 3.03 and in the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Stock or the common stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares of the Company or of any Company Subsidiary. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

SECTION 3.05. No Conflicts; Consents.

(a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in the Company Disclosure Letter and except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions and foreign exchange registration of the shareholders of the Stockholder in the People’s Republic of China (the “PRC”) with respect to the Transactions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06. Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b) The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.07. Benefit Plans.

(a) Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has or maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as set forth in the Company Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

(b) Since December 31, 2005, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.

SECTION 3.08. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.09. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

SECTION 3.10. Brokers; Schedule of Fees and Expenses. Other than 1st BridgeHouse Securities, LLC, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.11. Contracts. Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.12. Title to Properties. Except as set forth in the Company Disclosure Letter, the Company and the Company Subsidiaries do not own any real property. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

SECTION 3.13. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.15. Financial Statements. The Company has delivered to Parent (i) audited financial statements for Wuhan Blower Co., Ltd., a wholly owned subsidiary of the Company, for the fiscal years ended December 31, 2005 and 2004 and (ii) unaudited financial statements for the Company for the fiscal quarter ended September 30, 2006 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company and the Company Subsidiaries, as of the dates, and for the periods, indicated therein. Neither the Company nor any Company Subsidiary has any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2006, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

SECTION 3.16. Insurance. Except as set forth in the Company Disclosure Letter, the Company and the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Company Subsidiaries are engaged and in the geographic areas where they engage in such businesses. The Company has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such subsidiaries’ respective lines of business.

SECTION 3.17. Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Letter and the Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.18. Disclosure. To the best of the Company’s knowledge, all disclosure provided to Parent regarding the Company and the Company Subsidiaries, their business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.19. Absence of Certain Changes or Events. Except as disclosed in the Company Disclosure Letter, since September 30, 2006, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or any Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company or any Company Subsidiary of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any Company Subsidiary or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Company Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or such Company Subsidiary’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company or any Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Company’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to Stockholders or any purchase, redemption or agreements to purchase or redeem any shares of Company Stock;

(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans; or

(k) any arrangement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.19.

SECTION 3.20. No Undisclosed Liabilities. Except as disclosed in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those set forth on the balance sheet as of September 30, 2006 included in the Company Financial Statements or incurred in the ordinary course of the Company’s or its subsidiaries’ respective businesses since September 30, 2006, and which, individually or in the aggregate, do not have a Company Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants as follows to the Stockholder and the Company that, except as set forth in the letter, dated as of the date of this Agreement, from Parent to the Company and the Stockholder (the “Parent Disclosure Letter”):

SECTION 4.01. Organization, Standing and Power. Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent, a material adverse effect on the ability of Parent to perform its obligations under this Agreement or on the ability of Parent to consummate the Transactions (a “Parent Material Adverse Effect”). Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company true and complete copies of the articles of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02. Subsidiaries; Equity Interests. Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03. Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof (i) 1,800,000 shares of Parent Common Stock are issued and outstanding, (ii) no shares of preferred stock are outstanding and (iii) no shares of Parent Common Stock or preferred stock are held by Parent in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Nevada, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Parent. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except as set forth in the Company Disclosure Letter, Parent is not a party to any agreement granting any security holder of Parent the right to cause Parent to register shares of the capital stock or other securities of Parent held by such security holder under the Securities Act. The stockholder list provided to the Company is a current shareholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent Stock.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by Parent of this Agreement and the consummation by Parent of the Transactions have been duly authorized and approved by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the Transactions. The Shares to be issued at the Closing have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, the Shares will be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and rights of first refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Parent Stock. This Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof.

SECTION 4.05. No Conflicts; Consents.

(a) Except as set forth in the Parent Disclosure Letter, the execution and delivery by Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) the Parent Charter or the Parent Bylaws, (ii) any material Contract to which Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (B) filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

SECTION 4.06. SEC Documents; Undisclosed Liabilities.

(a) The Parent Stock is not currently registered pursuant to Section 12(b) or 12(g) of the Exchange Act, but Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, the “Parent SEC Documents”).

(b) As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principals (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments)

(c) Except as set forth in the Parent SEC Documents, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto that are not so set forth. The Parent Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Parent) due after the date hereof. As of the date hereof, other than legal fees payable to the Law Offices of Steven L. Siskind for services rendered in connection with the Transactions, Parent has total liabilities of less than $5,000, all of which liabilities shall be paid off at or prior to the Closing and shall in no event remain liabilities of Parent, the Company or the Stockholder following the Closing.

SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or in the Parent Disclosure Letter, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c) any waiver or compromise by Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e) any material change to a material Contract by which Parent or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of Parent;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets;

(i) any loans or guarantees made by Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Parent;

(k) any alteration of Parent’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate; or

(m) any arrangement or commitment by Parent to do any of the things described in this Section 4.07.

SECTION 4.08. Taxes.

(a) Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent. Parent is not bound by any agreement with respect to Taxes.

SECTION 4.09. Benefit Plans. Except as set forth in the Parent Disclosure Letter, Parent does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Parent and any current or former employee, officer or director of Parent, nor does Parent have any general severance plan or policy.

SECTION 4.10. ERISA Compliance; Excess Parachute Payments. Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

SECTION 4.11. Litigation. Except as disclosed in the Parent SEC Documents or in the Parent Disclosure Letter, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of either this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither the Parent nor any director or officer thereof (in his capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.12. Compliance with Applicable Laws. Except as disclosed in the Parent SEC Documents or in the Parent Disclosure Letter, Parent is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents or in the Parent Disclosure Letter, Parent has not received any written communication during the past two years from a Governmental Entity that alleges that Parent is not in compliance in any material respect with any applicable Law. Parent is in compliance with all requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it. This Section 4.12 does not relate to matters with respect to Taxes, which are the subject of Section 4.08.

SECTION 4.13. Contracts. Except as disclosed in and filed as exhibits to the Parent SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent. Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.14. Title to Properties. Parent does not own any real property. Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens other than those set forth in the Parent Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. Parent is in compliance in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Parent enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.15. Intellectual Property. Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent. The Parent Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Parent. There are no claims pending or, to the knowledge of Parent, threatened that Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Parent, no person is infringing the rights of Parent with respect to any Intellectual Property Right.

SECTION 4.16. Labor Matters. There are no collective bargaining or other labor union agreements to which Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Parent, is imminent with respect to any of the employees of the Parent.

SECTION 4.17. Market Makers. Parent has at least two market makers for its common shares.

SECTION 4.18. Transactions With Affiliates and Employees. Except as set forth in the Parent SEC Documents and Parent Disclosure Letter, none of the officers or directors of Parent and, to the knowledge of Parent, none of the employees of Parent is presently a party to any transaction with Parent (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.19. Disclosure Controls. Parent has established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that information required to be disclosed in the Parent SEC Documents is recorded, processed, summarized and reported within the time period specified by SEC rules. Parent’s officers have evaluated the effectiveness of Parent’s controls and procedures and concluded that such disclosure controls are effective. Since June 30, 2006, there have been no significant changes in Parent’s internal controls or in other factors that could significantly affect Parent’s internal controls subsequent to the date such evaluation was carried out.

SECTION 4.20. No Applicable Takeover Protections. There are no applicable control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Company or the Stockholder as a result of the Company and the Stockholder and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Stockholder’s ownership of the Shares.

SECTION 4.21. No Additional Agreements. Parent does not have any agreement or understanding with the Company or the Stockholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 4.22. Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.23. Disclosure. Parent confirms that neither it nor any person acting on its behalf has provided the Company or the Stockholder or its respective agents or counsel with any information that Parent believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Parent under a Current Report on Form 8-K filed within one four (4) business days after the Closing. Parent understands and confirms that the Stockholder will rely on the foregoing representations and covenants in effecting transactions in securities of Parent. All disclosure provided to the Company and the Stockholder regarding Parent, its business and the transactions contemplated hereby, furnished by or on behalf of Parent (including Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.24. Certain Registration Matters. Except as specified in the Parent Disclosure Letter and Parent SEC Documents, Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 4.25. Listing and Maintenance Requirements. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market or quotation service on which the Parent Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market or quotation service on which the Parent Stock is currently listed or quoted, and no approval of the stockholders of Parent is required for Parent to issue and deliver to the Stockholder the Shares contemplated by this Agreement.

SECTION 4.26. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Parent, or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Parent of its Common Stock and which has not been publicly announced or disclosed.

SECTION 4.27. Foreign Corrupt Practices. Neither Parent, nor to Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 4.28. No Material Adverse Change. Since December 31, 2005, no event has occurred which has or could reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE V
DELIVERIES

SECTION 5.01. Deliveries of the Stockholder.

(a) Concurrently herewith the Stockholder is delivering to the Parent this Agreement executed by the Stockholder.

(b) At or prior to the Closing, the Stockholder shall deliver to the Parent:

(i) certificates representing its Company Stock; and

(ii) duly executed share transfer instrument in respect of the Company Stock.

SECTION 5.02. Deliveries of Parent.

(a) Concurrently herewith, Parent is delivering:

(i) to the Stockholder and to the Company, a copy of this Agreement executed by Parent together with the Parent Disclosure Letter;

(ii) to the Company, a certificate from Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of Parent approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(iii) to the Company, a letter of resignation of Glenn Little from all offices he holds with Parent effective upon the Closing and from his position as a director of Parent effective upon the Closing;

(iv) to the Company, evidence of the due election of Mr. Xu Jie, as a director and as the Chief Executive Officer and President of Parent effective upon the Closing;

(v) to the Company, such payoff letters and releases relating to liabilities as the Company shall request and such payoff letters and releases shall be in form and substance satisfactory to the Company; and

(vi) to the Stockholder, a certificate representing the new Shares of Parent Stock issued to the Stockholder.

(b) At or before the Closing, counsel to Parent shall have delivered to the Company and the Stockholder a legal opinion substantially in the form of Exhibit A hereto.

SECTION 5.03. Deliveries of the Company.

(a) Concurrently herewith, the Company is delivering to the Parent:

(i) this Agreement executed by Company together with the Company Disclosure Letter; and

(ii) a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors of the Company approving the Agreement and the Transactions and instructing the registered agent of the Company to update the register of members accordingly, are all true, complete and correct and remain in full force and effect.

ARTICLE VI
COVENANTS

SECTION 6.01. SEC Filings; Blue Sky Laws.

(a) The Company and Parent shall work together to comply with the obligation to file a Current Report on Form 8-K within four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Parent and the Company and the requisite disclosure regarding the Company required by Item 2.01(f) of Form 8-K.

(b) Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in connection with this Agreement.

SECTION 6.02. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.03. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 6.04. Continued Efforts. Each party hereto shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 6.05. Conduct of Business. During the period from the date hereof through the Closing Date, Parent and the Company shall carry on their respective businesses in the ordinary and usual course consistent with past practice.

SECTION 6.06. Filing of 8-K and Press Release. Parent shall file, within four business days of the Closing Date, a Current Report on Form 8-K with the SEC (and attach as exhibits all relevant agreements) disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite disclosure regarding the Company required under Item 2.01(f) of Form 8-K. In addition, the Parent shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the transaction.

SECTION 6.07. Furnishing of Information. As long as the Stockholder owns the Shares and is not eligible to sell any Shares under Rule 144(k), Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the date hereof pursuant to the Exchange Act as if Parent Stock were registered pursuant to the Exchange Act. As long as the Stockholder owns Shares, if Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Stockholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Stockholder to sell the Shares under Rule 144. Parent further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

SECTION 6.08. Integration. The Company shall not, and shall use its best efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the acquisition of the Shares by the Stockholder pursuant to the Agreement, or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any trading market in a manner that would require stockholder approval of the sale of the securities to the Stockholder.

SECTION 6.09. Subsequent Registrations. Other than pursuant to the registration statement filed in connection with the transactions contemplated by this Agreement, prior to the date that such registration statement is declared effective by the SEC, Parent may not file any registration statement (other than on Form S-8) with the SEC with respect to any securities of Parent.

SECTION 6.10. Indemnification of Investors. Parent will indemnify and hold the Stockholder and its directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company or Parent in this or any other transaction document. In addition to the indemnity contained herein, Parent will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

SECTION 6.11. Non-Public Information. Each of the Company and Parent covenant and agree that neither it nor any other person acting on their behalf will provide the Stockholder or its agents or counsel with any information that the Company or Parent believes constitutes material non-public information, unless prior thereto the Stockholder shall have executed a written agreement regarding the confidentiality and use of such information. Each of the Company and Parent understands and confirms that the Stockholder shall be relying on the foregoing representations in effecting transactions in securities of the Parent.

SECTION 6.12. Listing of Securities. Parent agrees, (i) if Parent applies to have Parent Stock listed for trading on any exchange, it will include in such application the Shares, and will take such other action as is necessary or desirable to cause the Shares to be listed on such exchange as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of Parent Stock on any such exchange and will comply in all material respects with Parent’s reporting, filing and other obligations under the bylaws or rules of the exchange.

SECTION 6.13. Assumption of Company Obligations. The Parent hereby assumes and agrees to perform those obligations included in that certain Series A Convertible Preferred Stock Purchase Agreement, dated on or about the date hereof, among Parent and the purchasers of the Company’s Series A Convertible Preferred Stock named in such agreement, that are to be performed by the “Company,” as defined therein.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Parent, to:

Untied National Film Corporation
211 West Wall Street
Midland, Texas 79701
Attention: Glenn A. Little
Facsimile: (432) 682-2560

with a copy to:

Law Offices of Steven L. Siskind
645 Fifth Avenue, Suite 403
New York, New York 10022
Attention: Steven L. Siskind
Facsimile: (212) 838-7982

If to the Company, to:

Universe Faith Group Limited
Canglong Dao Science Park of Wuhan
East Lake Development Zone
Wuhan, Hubei 430200
Peoples Republic of China
Attention: Jie Xu
Facsimile: (86) 027 5970 0010

If to Stockholder, to:

Fame Good International Limited
Canglong Dao Science Park of Wuhan
East Lake Development Zone
Wuhan, Hubei 430200
Peoples Republic of China
Attention: Xu Jie
Facsimile: (86) 027 5970 0010

with a copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Henry I. Rothman, Esq.
Facsimile: (212) 704-5950

SECTION 7.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Stockholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 7.03. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 7.04. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Stockholder, Parent and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 7.05. Limitation of Liability. Notwithstanding anything herein to the contrary, each of Parent and the Company acknowledge and agree that the liability of the Stockholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of the Stockholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Stockholder or any investor, shareholder or holder of shares of beneficial interest of the Stockholder shall be personally liable for any liabilities of the Stockholder.

SECTION 7.06. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 7.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.08. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 7.09. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

SECTION 7.11. Consent to Jurisdiction.

(a) The Parent (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding brought by the Company or the Stockholder arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Parent consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.11(a) shall affect or limit any right to serve process in any other manner permitted by law.

(b) Each of the Company and the Stockholder (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Western District of Texas and the courts of the State of Texas located in Midland county for the purposes of any suit, action or proceeding brought by the Parent arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Stockholder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.11(b) shall affect or limit any right to serve process in any other manner permitted by law.

SECTION 7.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

[Signature Page Follows]

The parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

Parent:
UNITED NATIONAL FILM CORPORATION

By:	/s/ Glenn A. Little
Name: Glenn A. Little
Title: Chief Executive Officer

The Company:
UNIVERSE FAITH GROUP LIMITED

By:	/s/ Xu Jie
Name: Xu Jie
Title: Director

The Stockholder:
FAME GOOD INTERNATIONAL LIMITED

By:	/s/ Xu Jie
Name: Xu Jie
Title: Director

EXHIBIT A

Form of Opinion of Counsel to Parent

1. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted.

2. Parent has the requisite corporate power and authority to enter into and perform its obligations under the Share Exchange Agreement, to consummate the Transactions and to issue the Shares. The execution, delivery and performance of the Share Exchange Agreement by Parent, the consummation by it of the Transactions and the issuance of the Shares have been duly and validly authorized by all necessary corporate action and no further consent or authorization of Parent or its Board of Directors is required. The Share Exchange Agreement has been duly executed and delivered, and the certificates representing the Shares have been duly executed, issued and delivered by Parent and the Share Exchange Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The Shares are not subject to any preemptive rights under the Parent Charter or the Parent Bylaws.

3. The Shares have been duly authorized and, when delivered against payment in full as provided in the Share Exchange Agreement, will be validly issued, fully paid and nonassessable and free and clear of all liens, encumbrances and rights of first refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Parent Stock.

4. The execution, delivery and performance of and compliance with the terms of the Share Exchange Agreement, the consummation of the Transactions and the issuance of the Shares do not (a) violate any provision of the Parent Charter or Parent Bylaws, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Parent is a party and which is known to us, (c) create or impose a lien, charge or encumbrance on any property of Parent under any agreement or any commitment known to us to which Parent is a party or by which Parent is bound or by which any of its respective properties or assets are bound, or (d) result in a violation of any Federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree (including Federal and state securities laws and regulations) applicable to Parent or by which any property or asset of Parent is bound or affected, except, in all cases other than violations pursuant to clauses (a) and (d) above, for such conflicts, default, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

5. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Parent is required under Federal, state or local law, rule or regulation in connection with the valid execution, delivery and performance of the Share Exchange Agreement or the offer, sale or issuance of the Shares, other than filings as may be required by applicable Federal and state securities laws and regulations.

6. To our knowledge, there is no action, suit, claim, investigation or proceeding pending or threatened against Parent which questions the validity of the Share Exchange Agreement or the Transactions or any action taken or to be taken pursuant thereto. There is no action, suit, claim, investigation or proceeding pending, or to our knowledge, threatened, against or involving Parent or any of its properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against Parent or any officers or directors of Parent in their capacities as such.